Exhibit 99.2


Metropolitan Venture Partners II, L.P. ("MetVP") is the direct owner of an aggregate of 134,410 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of Direct Insite Corp. (the "Issuer"), including the shares acquired pursuant to the transaction pursuant to which this Form 4 is being filed, which are convertible as of the date of this statement into 1,344,100 shares of Common Stock, par value $0.0001 per share of the Issuer (the "Shares"). The Reporting Person is a Managing Partner of MetVP as well as a limited partner of MetVP. In addition, the Reporting Person is a limited partner in Metropolitan Venture Partners (Advisors), L.P. ("MetVP Advisors"), which is the general partner of MetVP and is on the board of directors and is a shareholder in Metropolitan Venture Partners Corp., which is the general partner of MetVP Advisors. As a result of the foregoing, the Reporting Person may be deemed to own beneficially and indirectly the Shares. The Reporting Person disclsims beneficial ownership of the Shares except to the extent of his pecuniary interest therein.